
                                  NSAR ITEM 77O

                      VKAC Advantage Municipal Income Trust
                               10f-3 Transactions

  UNDERWRITING #     UNDERWRITING            PURCHASED FROM      AMOUNT OF SHARES    % OF UNDERWRITING         DATE OF PURCHASE
                                                                                     PURCHASED


         1           Emp.St.Dev.Corp.        Paine Webber        5,000,000           2.550%                    02/26/98
